EXHIBIT 99.1
SOURCE: Procera Networks
Oct 27, 2008 08:00 ET

Procera Networks Wins $4 Million Contract With Global Tier-1 Mobile Operator for DPI

Deep Packet Inspection Innovator Selected for Combination of Accuracy and Performance

LOS GATOS, CA--(Marketwire - October 27, 2008) - Procera Networks Inc. (AMEX: PKT), a developer of Evolved Deep Packet Inspection (DPI) solutions providing traffic awareness, control and protection for complex networks, today announced that a global Tier-1 mobile operator has selected Procera's award-winning PacketLogic™ PL10000 platform to optimize its network performance, reduce infrastructure costs and create new services for its mobile broadband customers. The deal, worth more than $4 million, will include multiple PL10000 platforms that can scale up to 80 Gbps deployed throughout the mobile operator's network. Procera won this deal against a field of other DPI vendors based on the real-time accuracy and performance of its PL10000 platform.

"We believe this customer win validates both the potential of DPI for mobile operators and the specific approach that Procera is taking toward this technology," said James F. Brear, president and CEO of Procera Networks. "In particular, we feel the size of the deal is a bellwether for DPI and should facilitate additional moves by other mobile operators. As mobile broadband services continue to mature and attract millions of users worldwide, we believe that DPI will become a 'must have' technology in order to ensure that all users receive their fair share of bandwidth while also reducing the operators' ongoing infrastructure costs."

Mobile operators worldwide are evaluating DPI technology as a means to better manage their network infrastructure and create new services that will deliver higher Average Revenue per User (ARPU). With an expensive network buildout of new access technology, limited backhaul capacity and a host of dynamic users moving throughout their networks, DPI presents the best possible solution to cope with the new demands and opportunities mobile broadband represents.

"We're thrilled that Procera was chosen among all of the vendors evaluated by this Tier-1 mobile operator," said Brear. "The scope of this deployment, as well as the rigorous testing that was performed on the many vendors that participated, highlights the deep interest in this technology for the mobile operator market. The scalability of PL10000 is a strong advantage we have in these deals, as having several times the capacity of the nearest competitor provides investment protection for operators that are growing quickly."

Procera's Evolved DPI technology is the next stage in the evolution of DPI. While first-generation DPI was suitable for blocking specific types of traffic such as Peer-to-Peer (P2P) applications, Procera believes that broadband service providers require much more to optimize network performance through identifying new and ever-changing applications across the Internet. Procera believes these same providers also want to create new services tailored to individual needs, such as gaming and social networking, while protecting these same individuals from coordinated attacks. Procera believes evolved DPI meets these needs by delivering more granular and accurate information on a real-time basis to broadband service providers, be they wireless or wireline.

About the PacketLogic PL10000
The PacketLogic PL10000 is believed to be the industry's highest performance DPI platform, offering 80 Gbps of throughput. The ATCA-based PacketLogic PL10000 was designed as a carrier-grade platform to provide the scalability, reliability and flexibility needed to meet network requirements for today and tomorrow. It is believed to have four times the capacity of its nearest competitor and can be deployed anywhere in the network. It is driven by a state-of-the-art traffic identification and classification engine, DRDL™, which has more than 1,000 signatures and is growing day-by-day thanks to the efforts of Procera's world-class signature developer team.
Those interested in finding out how the PL10000 can help their broadband networks can view an online demo of PacketLogic at the following URL: http://www.proceranetworks.com/products/packetlogic-demo.html.

About Procera Networks Inc.
Procera Networks Inc. delivers Evolved DPI solutions that give service providers full awareness, control and protection of their applications and networks. Its core product suite, the PacketLogic line of platforms, leverages the company's advanced identification engine, DRDL™ (Datastream Recognition Definition Language), to provide the most accurate identification of network traffic available today in real-time. PacketLogic is deployed at more than 400 broadband service providers, telcos, governments and higher education campuses worldwide. Founded in 2002, Procera (AMEX: PKT) is based in Silicon Valley and has offices around the globe. More information is available at www.proceranetworks.com.

Safe Harbor Statement: This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 (the "Act") including statements regarding Procera Network's sales expectations, anticipated demand for its products and product performance. In particular, when used in this press release, the words "plan," "confident that," "believe," "scheduled," "expect," or "intend to," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, risks related to acceptance of our PL10000 product line, our possible need for future capital, growth of the bandwidth management solutions market, the functionality and performance of our products, competition from larger and more established companies and our intellectual property. Detailed information about these and other potential factors that could affect Procera Networks's business, financial condition and results of operations is included in Procera Networks' annual report on Form 10-K, as amended, for the fiscal year ended December 31, 2008 under the caption "Risk Factors" filed with the Securities and Exchange Commission ("SEC"), as updated by Procera Network's subsequent filings with the SEC, all of which are available at the SEC's Web site at www.sec.gov. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this letter. We disclaim any obligation to update forward-looking statements.

Procera Networks is a registered trademark, and PacketLogic and DRDL are trademarks of Procera Networks Inc. All rights reserved. All other products or brands mentioned are trademarks and/or service marks of their respective owners.